FOR IMMEDIATE RELEASE

ACORN ENERGY PROVIDES UPDATE ON ITS CAPITAL STRUCTURE
COMPLETES CONVERSION AND REDEMPTION OF CONVERTIBLE DEBT

Montchanin, Delaware - February 5, 2008 - Acorn Energy, Inc. (NASDAQ: ACFN) today announced that it has completed the previously announced redemption of its outstanding 10% Convertible Redeemable Subordinated Debentures due March 2011. Prior to the redemption, the debenture holders converted the entire $3.44 million convertible portion of the debentures into approximately 900,000 shares of Acorn common stock and the remaining $3.44 million of debentures were redeemed in accordance with the notice of redemption. The Company currently has 11,137,174 issued and outstanding shares. On a fully diluted basis (including all outstanding warrants and options), the Company has 13,930,659 outstanding shares and share equivalents.

Following the debenture redemption and repayment in November 2007 of the debt related to Acorn’s recent purchase of SCR-Tech, the company has virtually no debt (other than normal trade payables and working capital lines) and approximately $13.6 million in unrestricted cash.

Acorn Energy now owns significant interests in three listed companies: 1,762,391 shares (8.6%) of Comverge (listed on the Nasdaq Global Market), 407,000 shares (31.4%) of Paketeria AG (listed on the Frankfurt Stock Exchange); and 15,714,285 shares (22.4%) of Gridsense (listed on the TSX Venture Exchange). Acorn also has controlling or significant interests in three private companies: CoaLogix, (100%); dsIT (72%); and Local Power (10%).

John A. Moore, President and CEO of Acorn Energy remarked: “We have transformed Acorn into a focused holding company for emerging energy ventures and this is reflected in our new Acorn Energy name. We recently relisted with NASDAQ and have applied to migrate from the NASDAQ Capital Market to the NASDAQ Global Market, which we believe will give us greater visibility and improved liquidity for our shareholders. We think that our renewed focus, debt-free capital structure and our exchange listing have positioned Acorn Energy to be more appealing to institutional investors interested in the emerging energy space. ”

About Acorn Energy, Inc.

Acorn Energy specializes in acquiring and accelerating the growth of emerging ventures that promise improvement in the economic and environmental efficiency of the energy sector. Acorn aims to take primarily controlling positions in companies led by great entrepreneurs and add value by supporting those companies with branding, positioning, strategy and business development. Acorn Energy is a global company with equity interests in Comverge, the leading clean capacity provider of energy solutions through demand response; CoaLogix, Inc. and its subsidiary, SCR-Tech LLC, the leading provider of catalyst regeneration technologies and services to reduce NOx emissions by fossil-fuel power plants; Paketeria AG, a German super services provider; and dsIT, a leader in underwater security systems for strategic coastal energy infrastructure. In addition, Acorn holds interests in Local Power, Inc., the creator of Community Choice Aggregation, a revolution in renewable power and retail markets for electricity, and

4 W. Rockland Rd., P.O. Box 9, Montchanin, DE, 19710	www.acornenergyinc.com	Tel: 302.656.1707 Fax: 302.656.1703

GridSense Systems Inc., an industry leader in providing remote monitoring and control systems to electric utilities and industrial facilities worldwide. For more information visit www.acornenergyinc.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. Transfer of the listing of the Company’s common stock to trading on NASDAQ Global Market is conditional upon the Company’s continued compliance with the NASDAQ’s listing criteria on the date of the transfer. There is no assurance that the events or factors described in this release will in fact result in more interest from institutional investors or that such interest will have a positive effect on the liquidity or market price of the Company’s stock. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

CONTACT:
Christianna Miller
Director of Communications
Acorn Energy, Inc.
(302) 656-1707
cmiller@acornenergyinc.com